Exhibit 4.54

Supplemental Agreement III to the Loan Agreement

This Supplemental Agreement III to the Loan Agreement (hereinafter referred to as the “Agreement”) is entered into by the following Parties on March 23, 2018 in Beijing, China:

Party A: iKang Health Technology Group Co., Ltd. (hereinafter referred to as the “Borrower”)

Registered address: Room 3E-2398, 3/F, No. 2123 Pudong Avenue, China (Shanghai) Pilot Free Trade Zone

Party B: AVIC Trust Co., Ltd. (hereinafter referred to as the “Lender”)

Registered address: 24/F&25/F, CATIC Plaza, No.1 Ganjiang North Avenue, Honggutan New District, Nanchang, Jiangxi

The above parties are referred to as a “Party” individually and the “Parties” collectively.

Whereas,

The Parties entered into a loan agreement (hereinafter referred to as the “Original Loan Agreement”) numbered AVICTC2015G0104-1 on December 9, 2015, and respectively signed the Supplemental Agreement to the Loan Agreement (hereinafter referred to as the “Supplemental Agreement I”) on January 17, 2017 and the Supplemental Agreement II to the Loan Agreement (hereinafter referred to as the “Supplemental Agreement II”) on July 10, 2017 to specify issues relating to the loan from the Lender to the Borrower and a debt-to-equity conversion.

Accordingly, the Parties hereby intend to further clarify, supplement and revise relevant arrangements set forth in the Original Loan Agreement;

Therefore, the Parties agree to the following through discussion and consultation:

I.                                        The Parties unanimously confirm that the signing date of the binding Privatization Agreement mentioned in Article 3.4 of the Original Loan Agreement is the closing date of the privatization transaction of iKang Healthcare Group Inc. (Cayman Island).

II.                                   Other terms of the Original Loan Agreement remain unchanged.

III.                              This Agreement shall take effect after the Parties or their authorized representatives sign or seal it on the date first above indicated. This Agreement shall form part of the Original Loan Agreement from the time of its entry into force. Where any content of the Original Loan Agreement, Supplemental Agreement I or Supplemental Agreement II is inconsistent with this Agreement, this Agreement shall prevail.

IV.                               The Parties shall make every effort to keep confidential this Agreement and all information related to this Agreement. Except as provided by any applicable laws, regulations, rules or other regulatory documents and required by approval authorities or other government agencies, neither Party may make any form of disclosure or announcement of any matter related to this Agreement without the prior consent of the other Party.

V.                                    The Agreement shall be made in duplicate with each party holding one (1). Both counterparts have the same legal effect.

(The remainder of this page is intentionally left blank. Signature page follows)

(Signature page to the Supplemental Agreement III to the Loan Agreement executed on the date first written above)

Borrower: iKang Health Technology Group Co., Ltd. (Seal)

Authorized Representative (Signature):

Lender: AVIC Trust Co., Ltd.

Authorized Representative (Signature):

Signature Page